Ann Arbor	Chicago	Kalamazoo	Las Vegas	Peoria	Royal Oak

Exhibit 5.1
September 30, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Re:	Princeton National Bancorp, Inc. — Registration of 100,000 Shares of Common Stock, Par Value $5.00 Per Share, on Form S-8 in connection with Citizens First National Bank 401(k) & Profit Sharing Plan
Ladies and Gentlemen:
     We have acted as counsel to Princeton National Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering 100,000 shares of Common Stock, $5.00 par value per share (including an equal number of Rights to purchase shares of Registrant’s Series A Junior Participating Preferred Stock) (together, the “Common Stock”), to be issued pursuant to the Citizens First National Bank 401(k) & Profit Sharing Plan, as amended (the “Plan”).
     In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.
     Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will, when so issued, be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
HOWARD & HOWARD ATTORNEYS PLLC
/s/ Howard & Howard Attorneys PLLC

www.howardandhoward.com

450 West Fourth Street, Royal Oak, M1 48067-2557		tel 248.645.1483 fax 248.645.1568